Exhibit 12

                          August __, 1997

MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated,
BEAR, STEARNS & CO. INC.
GOLDMAN, SACHS & CO.
MERRILL LYNCH INTERNATIONAL
BEAR, STEARNS INTERNATIONAL LIMITED
GOLDMAN SACHS INTERNATIONAL
c/o Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated
North Tower
World Financial Center
New York, New York  10281-1209

Re: Proposed Public Offering by Hayes Wheels International, Inc.


Dear Sirs:
           The undersigned, a stockholder of Hayes Wheels International, Inc., a Delaware corporation (the "Company"), understands that Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Bear, Stearns & Co. Inc. and Goldman, Sachs & Co. propose to enter into a U.S. Purchase Agreement (the "U.S. Purchase Agreement") with the Company and the Selling Shareholders named therein providing for the public offering of shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Simultaneously, Merrill Lynch International, Bear, Stearns International Limited and Goldman Sachs International propose to enter into an International Purchase Agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with the Company and the Selling Shareholders named therein providing for the public offering of shares of Common Stock. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Purchase Agreements. In recognition of the benefit that such offerings will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each Underwriter that, during the period from the date of the Prospectuses to the date which is 120 days thereafter, the undersigned will not, without the prior written consent of the Global Coordinator, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of the Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition. The foregoing sentence shall not apply (A) to (1) the Securities to be sold under the Purchase Agreements or (2) any shares of Common Stock sold or


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purchased upon exercise of the Option (as defined in the Option
Agreement, dated as of July 30, 1997, among the Company, Renate Kukwa-Lemmerz and Inge Kruger-Pressl) or (B) to any shares of Common Stock issued upon conversion of the shares of the Company's Class A Preferred Stock outstanding on the date hereof.



                                 Very truly yours,

                                 Signature:______________________

                                 Print Name:_____________________



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